Exhibit 99.1

FOR IMMEDIATE RELEASE

October 1, 2014

Owens & Minor Completes Acquisition of Medical Action Industries, a Leading Provider of Procedure-based Kits and Trays

Owens & Minor advances strategy of Connecting the World of Medical Products to the Point of CareTM with Medical Action acquisition

RICHMOND, VA…October 1, 2014…Owens & Minor, Inc. (NYSE: OMI) announced that effective October 1, 2014, it has completed the previously announced acquisition of Medical Action Industries Inc. Owens & Minor acquired all outstanding shares of Medical Action for $13.80 per share in cash, or approximately $207 million, including assumed debt, net of cash. Owens & Minor funded the transaction with cash on-hand, which included proceeds from its recently completed public offering of Senior Notes.

“We are excited with the acquisition of Medical Action, which enhances our capabilities, opens new channels to our healthcare customers and adds new teammates with great expertise in healthcare,” said James L. Bierman, president & chief executive officer of Owens & Minor. “By giving our provider and manufacturer customers a more open, cost-effective and scalable solution for unitized delivery of products to the patient, we are increasing our value to customers and shareholders. We are very pleased to welcome the Medical Action teammates to Owens & Minor.”

Safe Harbor Statement

Except for historical information, the matters discussed in this press release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risk factors are discussed in reports filed by the company with the Securities & Exchange Commission. All of this information is available at www.owens-minor.com. The company assumes no obligation, and expressly disclaims any such obligation, to update or alter information, whether as a result of new information, future events, or otherwise.

Additional Information and Where to Find It

Owens & Minor uses its website as a channel of distribution for material company information, including news releases, investor presentations and financial information. This information is routinely posted and accessible under Investor Relations at www.owens-minor.com.

Owens & Minor, Inc. (NYSE: OMI) is a leading healthcare logistics company dedicated to Connecting the World of Medical Products to the Point of CareTM by providing vital supply chain services to healthcare providers and manufacturers of healthcare products. Owens & Minor provides logistics services across the spectrum of medical products from disposable medical supplies to devices and implants. With logistics platforms strategically located in the United States and Europe, Owens & Minor serves markets where three quarters of global healthcare spending occurs. Owens & Minor’s customers span the healthcare market from independent hospitals to large integrated healthcare networks, as well as group purchasing organizations, healthcare products manufacturers, and the federal government. A FORTUNE 500 company, Owens & Minor is headquartered in Richmond, Virginia, and has annualized revenues exceeding $9 billion. For more information about Owens & Minor, visit the company website at www.owens-minor.com.

CONTACTS:

Truitt Allcott, Director, Investor & Media Relations, Owens & Minor; 804-723-7555; truitt.allcott@owens-minor.com

Chuck Graves, Director, Finance & Investor Relations, Owens & Minor; 804-723-7556; chuck.graves@owens-minor.com

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